UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2021

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, Pennsylvania 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	UHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Issuance of Senior Secured Notes

On August 24, 2021, Universal Health Services, Inc. (the “Company”) completed its previously announced offering of $700 million aggregate principal amount of 1.650% Senior Secured Notes due 2026 (the “2026 Notes”) and $500 million aggregate principal amount of 2.650% Senior Secured Notes due 2032 (the “2032 Notes”, and together with the 2026 Notes, the “Notes”). The Notes were offered only to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were issued and sold pursuant to the Purchase Agreement, dated August 10, 2021, among the Company and certain of its subsidiaries, as guarantors, and J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Truist Securities, Inc., as representatives (the “Representatives”) of the several initial purchasers named therein (the “Initial Purchasers”).

The Notes were issued under an Indenture, dated as of August 24, 2021 (the “Indenture”), among the Company, the subsidiary guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”) and JPMorgan Chase Bank, N.A., as collateral agent.

Indenture, the 2026 Notes and the 2032 Notes

Guarantees.  The Indenture, and the forms of the 2026 Notes and the 2032 Notes, which are attached as exhibits to the Indenture, provide, among other things, that the Notes are guaranteed (the “Guarantees”) on a senior secured basis by all of the Company’s existing and future direct and indirect subsidiaries (the “Subsidiary Guarantors”) that guarantee the Senior Secured Credit Facility (as defined and described below under the heading “Senior Secured Credit Facility”) or the Company’s other first lien obligations or any junior lien obligations. Under certain circumstances, the Subsidiary Guarantors may be released from their Guarantees without the consent of the holders of the Notes, including if the Notes then have investment grade ratings, no default has occurred and is continuing, the guarantees of other first lien and any junior lien obligations have been released and liens on the collateral securing all first lien obligations and any junior lien obligations have been released. Any Guarantee will also be released if that Subsidiary Guarantor’s guarantees of the Senior Secured Credit Facility, other first lien obligations and any junior lien obligations are released.

Collateral.  The Notes and the Guarantees are secured by first-priority liens, subject to permitted liens, on certain of the Company’s assets and certain assets of those Subsidiary Guarantors that have pledged those assets to secure certain of the Company’s other indebtedness or indebtedness of those Subsidiary Guarantors (the “Secured Guarantors”) now owned or acquired in the future by the Company and the Secured Guarantors (other than real property, accounts receivable sold pursuant to the Company’s accounts receivable securitization program and certain other excluded assets). The Company’s obligations with respect to the Notes, the obligations of the Subsidiary Guarantors under the Guarantees and the performance of all of the Company’s and the Subsidiary Guarantors’ other obligations under the Indenture are secured equally and ratably with the Company’s and the Secured Guarantors’ obligations under the Senior Secured Credit Facility, the Company’s outstanding 5.00% Senior Secured Notes due 2026 (the “Existing 2026 Notes”) (until redeemed by the Company on September 13, 2021, as described below under the heading “Repayment of Borrowings under Existing Credit Agreement and Redemption of Existing 2026 Notes”) and the Company’s outstanding 2.650% Senior Secured Notes due 2030 (the “Existing 2030 Notes”) by a perfected first-priority security interest, subject to permitted liens, in the collateral owned by the Company and the Secured Guarantors, whether now owned or hereafter acquired. However, the liens on the collateral securing the Notes and the Guarantees of the Secured Guarantors will be released if (i)(x) the Notes then have investment grade ratings, (y) no default has occurred and is continuing and (z) the liens on the collateral securing all first lien obligations (including the Senior Secured Credit Facility and the Existing 2030 Notes) and any junior lien obligations have been released or (ii) the collateral under the Senior Secured Credit Facility, any other first lien obligations and any junior lien obligations has been released or is no longer required to be pledged. The Notes have investment grade ratings from both Moody’s and S&P as of their date of issuance; however, the condition in clause (i)(z) of the preceding sentence has not been met as of the date of issuance because the conditions to the release of the collateral under the Senior Secured Credit Facility have not been met as of that date.

Ranking. The Notes and the Guarantees are the Company’s and the Secured Guarantors’ senior secured obligations and will:  (i) rank senior in right of payment to any of the Company’s and the Subsidiary Guarantors’ future subordinated indebtedness, (ii) rank equally in right of payment with all of the Company’s and the Subsidiary Guarantors’ existing and future senior indebtedness, (iii) rank equally with the Company’s obligations under the Senior Secured Credit Facility, the Existing 2026 Notes (until redeemed by the Company on September 13, 2021, as described below under the heading “Repayment of Borrowings under Existing Credit Agreement and Redemption of Existing 2026 Notes”) and the Existing 2030 Notes to the extent of the value of the collateral, (iv) rank effectively senior to the Company’s and the Subsidiary Guarantors’ existing and future unsecured debt to the extent of the value of the assets securing the Notes and the Guarantees, (v) effectively rank equal to all future debt that shares in the first-priority liens that secure the Notes and (vi) be structurally subordinated to obligations of the Company’s non-guarantor subsidiaries.

Interest and Maturity. The interest payment dates for the 2026 Notes will be March 1 and September 1, commencing

March 1, 2022, and for the 2032 Notes will be January 15 and July 15, commencing January 15, 2022. Interest on the Notes will accrue from August 24, 2021. The 2026 Notes will mature on September 1, 2026 and the 2032 Notes will mature on January 15, 2032.

Certain Covenants. The terms of the Indenture, among other things, limit the Company’s ability and the ability of its subsidiaries to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, create mortgages on certain principal properties to secure debt and engage in certain sale and lease-back transactions.

Events of Default. The Indenture provide for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: (i) failure to pay the principal or any premium on the Notes when due; (ii) failure to pay any interest (or additional interest as required by the Registration Rights Agreement as described below under the heading “Registration Rights Agreement”) on the Notes when due, and such default continues for a period of 30 days; (iii) failure to perform, or the breach of, any of the Company’s other applicable covenants or warranties in the Indenture, and such default continues for a period of 60 days after written notice by holders of at least 10% in principal amount of the outstanding 2026 Notes or 2032 Notes, as applicable; (iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or any of its restricted subsidiaries (or the payment of which is guaranteed by the Company or any of its restricted subsidiaries), subject to additional conditions described in the Indenture; (v) failure by the Company or any significant subsidiary or group of restricted subsidiaries that taken together would constitute a significant subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final; (vi) certain events in bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or any significant subsidiary or group of restricted subsidiaries that taken together would constitute a significant subsidiary; (vii) the Guarantee of a significant subsidiary or group of Subsidiary Guarantors that taken together would constitute a significant subsidiary ceases to be in full force and effect or declared null and void or any responsible officer of a Subsidiary Guarantor that is a significant subsidiary or group of Subsidiary Guarantors that taken together would constitute a significant subsidiary denies liability under its Guarantee, except in accordance with the Indenture and (viii) the security interest with respect to collateral having a fair market value in excess of $100 million ceases to be in full force and effect or is declared invalid or invalid or unenforceable, except in accordance with the Indenture. In the case of an event of default (other than certain events in bankruptcy, insolvency or reorganization), the Trustee or the holders of at least 25% in principal amount of the then outstanding 2026 Notes or 2032 Notes, as applicable, may declare all of such series of Notes to be due and payable immediately. In the case of an event of default constituting an event of bankruptcy, insolvency or reorganization, all the Notes shall immediately become due and payable, without action by the Trustee or the holders of the Notes.

Optional Redemption.  The Company may redeem some or all of the 2026 Notes at any time prior to August 1, 2026, and some or all of the 2032 Notes at any time prior to October 15, 2031, in each case at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest (as required by the Registration Rights Agreement as described below under the heading “Registration Rights Agreement”), plus a “make whole” premium. Each of the 2026 Notes and the 2032 Notes may be redeemed on or after the applicable date specified in the preceding sentence at a redemption price equal to 100% of the principal amount of such Notes of such series plus accrued and unpaid interest and additional interest, if any, to such redemption date.

Change of Control Offer following a Downgrade from Investment Grade Ratings. Upon the occurrence of certain kinds of changes of control, if the Notes have ceased to have investment grade ratings (including as a result of entering into an agreement that would result in such a change of control), holders of the 2026 Notes and the 2032 Notes will have the right to cause the Company to repurchase such Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. Because the Notes have investment grade ratings from both Moody’s Investors Service and Standard & Poor’s Ratings Services as of their issuance date, this covenant will initially be suspended.

The foregoing description of the Indenture and the terms of the 2026 Notes and the 2032 Notes is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture (including the forms of the 2026 Notes and the 2032 Notes), which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, an Additional Authorized Representative Joinder Agreement, dated as of August 24, 2021, among U.S. Bank National Association, as Trustee and Additional Authorized Representative, the Company, the Subsidiary Guarantors party thereto, and JPMorgan Chase Bank, N.A., as collateral agent and administrative agent, relating to the guarantees and collateral described above, is filed with this Current Report on Form 8-K as Exhibit 4.2.

Registration Rights Agreement

On August 24, 2021, in connection with the issuance of the Notes, the Company, the Subsidiary Guarantors and the Representatives, as representatives of the several Initial Purchasers, entered into a Registration Rights Agreement (the “Registration Rights Agreement”), whereby the Company and the Subsidiary Guarantors have agreed, at their expense, to use commercially reasonable best efforts to (i) cause to be filed a registration statement enabling the holders to exchange the Notes and Guarantees for registered senior secured notes issued by the Company and guaranteed by the then Subsidiary Guarantors under the Indenture (the “Exchange Securities”), containing terms identical to those of the 2026 Notes and the 2032 Notes (except that the Exchange Securities will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement), (ii) cause the registration statement to become effective, (iii) complete the exchange offer not later than 60 days after such effective date and in any event on or prior to a target registration date of February 24, 2024 and (iv) file a shelf registration statement for the resale of the Notes if the exchange offer cannot be effected within the time periods listed above. The interest rates on the 2026 Notes and the 2032 Notes will increase and additional interest thereon will be payable if the Company does not comply with its obligations under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Senior Secured Credit Facility

On August 24, 2021, the Company entered into a Seventh Amendment (the “Seventh Amendment”) to its Credit Agreement, dated as of November 15, 2010 and amended and restated as of September 21, 2012, August 7, 2014 and October 23, 2018, among the Company, the several banks and other financial institutions or entities from time to time parties thereto, Fifth Third Bank, National Association, Sumitomo Mitsui Banking Corporation, and Capital One, N.A., as co-documentation agents, BofA Securities, Inc., Truist Bank, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, Mizuho Bank, Ltd. MUFG Bank Ltd., PNC Bank National Association, TD Bank, N.A. and U.S. Bank National Association, as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”). The Seventh Amendment provides for the amendment and restatement of the Existing Credit Facility as of August 24, 2021 (as so amended and restated, the “Senior Secured Credit Facility”). The Senior Secured Credit Facility replaces the senior secured credit facility outstanding under the Existing Credit Agreement with a new revolving credit facility and a new replacement tranche A term loan facility.

The replacement revolving credit facility is a five-year revolving facility in the initial amount of $1.2 billion, available on a revolving basis commencing on August 24, 2021, the effective date of the Senior Secured Credit Facility, and ending on August 24, 2026. A portion of the revolving facility not in excess of $125 million is available beginning on August 24, 2021 for the issuance of letters of credit by the administrative agent or other lenders reasonably satisfactory to the Company on terms and conditions consistent with the Existing Credit Agreement. A portion of the revolving facility not in excess of $75 million is available for swingline loans from the swingline lender on same-day notice on terms and conditions consistent with the Existing Credit Agreement; provided that the aggregate exposure of the swingline lender in respect of the revolving facility (including any swingline loans made by it as a swingline lender) may not exceed its revolving commitment.

The applicable margin for borrowings under the replacement revolving credit facility will be based upon the Company’s Consolidated Net Leverage Ratio (as defined in the Senior Secured Credit Facility) and initially be, with respect to revolving loans (including swingline loans), 0.250% in the case of ABR loans and 1.250% in the case of Eurodollar loans.

The replacement tranche A term loan facility, in the amount of up to $1.7 billion, will mature on August 24, 2026 (the “Tranche A Maturity Date”). The tranche A term loans shall be repayable for the first eight quarters in equal quarterly installments (commencing December 31, 2021) in an aggregate annual amount equal to 2.5% of the original principal amount of the tranche A term loan facility and thereafter in equal quarterly installments in an aggregate annual amount equal to 5% of the original principal amount of the tranche A term loan facility. The balance of the tranche A term loans will be payable on the Tranche A Maturity Date. The applicable margin for borrowings under the replacement tranche A term loan facility will be based upon the Company’s Consolidated Net Leverage Ratio (as defined in the Senior Secured Credit Facility) and initially be 0.250% in the case of ABR loans and 1.250% in the case of Eurodollar loans.

The Seventh Amendment provides for certain initial borrowings under the new tranche A term loan facility, which borrowings occurred upon the closing of the offering of the Notes and entering into the Senior Secured Credit Facility, as further described below under the heading “Repayment of Borrowings under Existing Credit Agreement and Redemption of Existing 2026 Notes.” In connection with entering into the Senior Secured Credit Facility, the Company paid off and terminated the tranche B term loan facility of the Existing Credit Agreement.

The obligations of the Company and the Subsidiary Guarantors under the Senior Secured Credit Facility are secured, on an equal ratable basis with the holders of the Notes, the Existing 2026 Notes (until redeemed) and the Existing 2030 Notes pursuant to the Company’s Amended and Restated Collateral Agreement, as amended and supplemented to date.

The foregoing description of the Seventh Amendment and the Senior Secured Credit Facility is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Seventh Amendment, including the Senior Secured Credit Facility attached as Exhibit A to the Seventh Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Repayment of Borrowings under Existing Credit Agreement and Redemption of Existing 2026 Notes

The Company used a portion of the net proceeds of the offering of the Notes and the new tranche A term loan facility under the Senior Secured Credit Facility (i) to repay all of the approximately $487.5 million of borrowings outstanding under the tranche B term loan facility of the Existing Credit Agreement and accrued and unpaid interest thereon and (ii) to repay all of the outstanding $1,850 million aggregate principal amount of the tranche A term loan facility under the Existing Credit Agreement and accrued and unpaid interest thereon, and will use a portion of such proceeds to redeem all of the outstanding $400 million aggregate principal amount of the Existing 2026 Notes on September 13, 2021 at the redemption price of $410 million plus approximately $5.8 million of accrued and unpaid interest on the Existing 2026 Notes to but excluding the redemption date. On August 13, 2021, the Company issued a Notice of Redemption to the holders of the Existing 2026 Notes for the redemption of the Existing 2026 Notes on September 13, 2021.

Relationships

The Initial Purchasers and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates, for which they have received or will receive customary fees and expenses. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acted as a joint lead arranger and as administrative agent under the Existing Credit Agreement, and affiliates of certain of the other Initial Purchasers acted as lenders and, in some cases, as joint lead arrangers and agents, under the Existing Credit Agreement. As a result, these affiliates of the Initial Purchasers will receive a portion of the proceeds of the transactions described above as a result of the repayment of the outstanding borrowings under the Existing Credit Agreement. These affiliates of the Initial Purchasers also acted as lenders and, in some cases, joint lead arrangers and agents, in connection with the Senior Secured Credit Facility. In addition, an affiliate of Goldman Sachs & Co. LLC holds, and certain of the other Initial Purchasers or their affiliates may hold, an interest in the Existing 2026 Notes. As a result these affiliates are expected to receive a portion of the proceeds of the transactions described above as a result of the redemption of the Existing 2026 Notes. Affiliates of certain of the Initial Purchasers also act as buyers of receivables under the Company’s accounts receivable securitization program. In addition, affiliates of certain Initial Purchasers are counterparties to the Company’s interest rate swap agreements. U.S. Bank National Association, an affiliate of one of the Initial Purchasers, acts as trustee for the Existing 2026 Notes and the Existing 2030 Notes and will act as Trustee for the 2026 Notes and the 2032 Notes.

Supplemental Indenture to the Existing 2030 Notes Indenture

On August 24, 2021, the Company, Subsidiary Guarantors party thereto, U.S. Bank National Association (as successor to MUFG Union Bank, N.A.), as trustee, and JPMorgan Chase Bank, N.A., as collateral agent, entered into a supplemental indenture (the “Supplemental Indenture”) to the indenture, dated as of September 21, 2020, governing the Existing 2030 Notes (the “Existing 2030 Notes Indenture”). The Supplemental Indenture provides for the addition of additional Subsidiary Guarantors as guarantors under the Existing 2030 Notes Indenture, and, in connection with amendments to the Senior Secured Credit Facility allowing, at the Company’s option, to add certain of its subsidiaries not otherwise required to become guarantors under the Senior Secured Credit Facility and the Existing 2030 Notes Indenture as guarantors of obligations under the Senior Secured Credit Facility, the Existing 2030 Notes and the Notes without providing a security interest in any of such subsidiaries’ assets, and for the future joinder of any applicable subsidiaries of the Company to the Existing 2030 Notes Indenture as unsecured Subsidiary Guarantors.

The foregoing description of the Supplemental Indenture is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 under the headings “Issuance of Senior Secured Notes,” “Indenture, the 2026 Notes and the 2032 Notes” and “Senior Secured Credit Facility” is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Description

4.1

Indenture, dated as of August 24, 2021, by and among the Company, the Subsidiary Guarantors party thereto, U.S. Bank National Association, as Trustee, and JPMorgan Chase Bank, N.A., as collateral agent.

4.2

Additional Authorized Representative Joinder Agreement, dated as of August 24, 2021, among U.S. Bank National Association, as Trustee and Additional Authorized Representative, the Company, the Subsidiary Guarantors party thereto, and JPMorgan Chase Bank, N.A., as collateral agent and administrative agent.

4.3

Supplemental Indenture, dated as of August 24, 2021, among the Company, the Subsidiary Guarantors party thereto, U.S. Bank National Association (as successor to MUFG Union Bank, N.A.), as trustee, and JPMorgan Chase Bank, N.A., as collateral agent, to the indenture, dated as of September 21, 2020, governing the Existing 2030 Notes.

10.1

Registration Rights Agreement, dated as of August 24, 2021, by and among the Company, the Subsidiary Guarantors party thereto, and J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Truist Securities, Inc., as representatives of the several Initial Purchasers.

10.2

Seventh Amendment to Credit Agreement, dated as of November 15, 2010 and amended and restated as of September 21, 2012, August 7, 2014, October 23, 2018, among the Company, the several banks and other financial institutions or entities from time to time parties thereto, Fifth Third Bank, National Association, Sumitomo Mitsui Banking Corporation, and Capital One, N.A., as co-documentation agents, BofA Securities, Inc., Truist Bank, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, Mizuho Bank, Ltd. MUFG Bank Ltd., PNC Bank National Association, TD Bank, N.A. and U.S. Bank National Association, as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent, including the amendment and restatement thereof, effective as of August 24, 2021, attached as Exhibit A thereto and referred to herein as the Senior Secured Credit Facility.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: August 24, 2021